Exhibit 10.3

                                 AMENDMENT NO. 3
                                       TO
                         CURATIVE HEALTH SERVICES, INC.
                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      The Company's Board of Directors has adopted, subject to shareholder approval, amendments to the Non-Employee Director Stock Option Plan (the "Director Plan") which provide that

      (a) the initial and annual option grants made to non-employee directors under the Director Plan upon their re-election to the Board of Directors be increased from 12,000 shares to 15,000 shares,

      (b) the initial and annual option grants described in clause (a) above be immediately fully vested and exercisable,

      (c) the non-employee directors elected at the Company's 2002 Annual Meeting shall each be granted an option for 45,000 shares under the Director Plan upon their re-election, which option shall be exercisable immediately as to one third of the shares, and shall become exercisable as to another third of the shares on the first anniversary of its grant and as to the final third on the second anniversary of its grant,

      (d) the option granted pursuant to clause (c) above shall become fully vested and exercisable in the event of a change in control of the Company in accordance with the terms of the Director Plan, and

      (e) any non-employee director that is granted an option pursuant to clause
      (c) above shall not be eligible to receive an annual option grant otherwise due under the Director Plan upon re-election to the Board of Director at the Company's 2002 Annual Meeting or at the annual shareholder meetings to be held in 2003 and 2004.

Dated April 25, 2002
Approved by Shareholders May 30, 2002